Exhibit 99.1

           WILD OATS MARKETS, INC. REPORTS FIRST QUARTER 2006 RESULTS
  SALES IN LINE WITH EXPECTATIONS AND IMPROVED GROSS MARGINS DRIVE $0.10 IN EPS

         BOULDER, Colo., May 4, 2006 / PRNewswire / -- Wild Oats Markets, Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer, today announced financial results for the first quarter ended April 1, 2006. Sales in line with expectations and a 170-basis-point year-over-year improvement in gross margin resulted in earnings per share of $0.10 in the first quarter.

FINANCIAL RESULTS

         Net sales for the quarter increased 7.3 percent to $298.4 million, from $278.1 million in the first quarter of 2005. The first quarter 2006 sales increase was largely due to same store sales that were in line with Company expectations, and the addition of six new stores and one relocated store since the end of last year's first quarter, which more than offset the closure of two stores in February 2006. The Company reported a 4.1 percent increase in comparable store sales and ended the quarter with 2.56 million total square feet.

         The Company opened one new Henry's store in the first quarter in Carlsbad, Calif. on March 1, 2006 and, thus far in the second quarter, has opened a new Wild Oats store in Tampa, Fla. on April 5, 2006. Both grand openings set records for the strongest grand opening sales in the Company's history by their respective format.

         Wild Oats Markets achieved a solid increase in sales, and leveraged gross margin and expenses to deliver significantly higher profitability in the first quarter compared to last year. Net income for the first quarter of 2006 was $2.9 million, or $0.10 per share, compared to a net loss of $1.2 million or $0.04 per share in last year's first quarter. This improvement was primarily due to a 170-basis-point increase in gross margin compared to last year's first quarter. The Company's full year earnings guidance remains at between $0.34 and $0.40 per share.

         Net income in the first quarter of 2006 was adversely affected by several items totaling $1.7 million pre-tax, or $0.06 per share. Included were restructuring charges for lease-related liabilities, as well as asset impairment charges, severance payments and accelerated depreciation for the closure or relocation of facilities. Net income in the first quarter of 2005 was adversely affected by similar items totaling $3.1 million pre-tax, or $0.11 per share.

         Adjusted EBITDA in the first quarter of 2006 increased 38.8 percent to $13.6 million, or 4.6 percent of sales, compared to $9.8 million, or 3.5 percent of sales, in the prior year first quarter (please refer to the attached schedule of Selected Additional Financial Information for a reconciliation of non GAAP financial information). The increase in Adjusted EBITDA was due to the increase in gross margin, as well as the Company's ability to leverage higher sales against expenses. The Company's Adjusted EBITDA guidance for 2006 remains unchanged at $49.0 million to $51.0 million.

         Wild Oats reported gross profit of $91.4 million in the first quarter of 2006, a 13.9 percent increase compared with $80.3 million in the same period last year. Gross margin in the first quarter of 2006 was 30.6 percent of sales, a 170-basis-point improvement compared with 28.9 percent of sales in the first quarter of 2005. Approximately 80 basis points of the improvement was due to opening one new store during this year's first quarter compared to four in the first quarter of 2005. New stores' gross margins are initially lower due to higher shrink and more aggressive promotional activity. The remaining gross margin improvement was achieved through the leverage of higher sales volume and the implementation of merchandising initiatives that drove sales increases in higher margin categories. Going forward, the Company expects gross margin to moderate throughout 2006 to be 30 percent for the full year as it continues to focus on increasing sales volumes and will open more new stores later in the year relative to 2005.

         "We are pleased with our continued bottom-line growth in the first quarter, as successful marketing programs drove a favorable product mix shift to higher margin categories," said Perry Odak, President and CEO of Wild Oats Markets. "We grew sales in line with our expectations. As we move through 2006, we will continue to focus on striking a balance between driving higher sales and achieving our gross margin goal of 30 percent for the full year."

         Direct store expenses in the first quarter of 2006 increased 6.8 percent to $69.8 million, or 23.4 percent of sales, compared to $65.4 million, or 23.5 percent of sales, in the first quarter of 2005. The improvement of 10 basis points as a percent of sales was largely the result of leveraging labor costs.

         The Company has reclassified certain regional and marketing related expenses, which historically were reflected in Selling, General and Administrative expenses (SG&A), to the Direct Store Expenses line. This classification reflects a more typical presentation used widely in the food retail industry (please refer to the attached schedule of Selected Additional Financial Information, which shows the amount reclassified by quarter for 2005). This change had no impact on net income or Adjusted EBITDA in the first quarter.

         Store contribution in the first quarter of 2006 increased 44.7 percent to $21.5 million, or 7.2 percent of sales, compared with $14.9 million, or 5.4 percent of sales, in the first quarter of 2005.

         SG&A expenses in the first quarter of 2006 were $14.0 million, or 4.7 percent of sales, compared to $10.0 million, or 3.6 percent of sales, in the prior year first quarter. The year-over-year increase in SG&A was primarily the result of an increase in accrued bonuses, legal and professional fees, and the impact of expensing stock compensation pursuant to the implementation of SFAS 123R. The Company expects SG&A will be relatively flat at 4.1 percent of sales for the full year 2006, as compared to 4.0 percent of sales last year. The 2006 guidance for SG&A expenses includes a $2.4 million estimate for stock compensation expense.

         Net cash provided by operating activities was $13.2 million in the first quarter of 2006 compared with $8.5 million in the first quarter of 2005. Capital expenditures in the first quarter were $5.8 million. The Company expects capital spending to be between $55.0 million and $60.0 million for the full year 2006 as it plans to open a total of 10 new stores throughout the year.

BUSINESS DEVELOPMENTS

         Wild Oats Markets opened one new Henry's store in Carlsbad, Calif. and closed two smaller, older stores in the first quarter of 2006. Thus far in the second quarter of 2006, the Company opened one new Wild Oats store in April in Tampa, Fla. Currently, the Company has 15 leases and letters of intent signed for new stores scheduled to open in 2006 and 2007.

         Company management will host a conference call and webcast with financial analysts and investors on Thursday, May 4, 2006 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time) to discuss financial results for the first quarter ended April 1, 2006. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats first quarter 2006 earnings conference call" or reference conference ID number 8025062 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com.

ABOUT WILD OATS

         Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.1 billion in annual sales, the Company currently operates 113 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

RISK FACTORS AND UNCERTAINTIES

         This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

         The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

         The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                                        THREE MONTHS ENDED
                                                  --------------------------------------------------------------
                                                            April 1,                         April 2,
                                                              2006                             2005
                                                  ----------------------------     -----------------------------
Sales                                             $    298,357           100.0%    $    278,079            100.0%
Cost of goods sold and occupancy costs                 206,985            69.4%         197,823             71.1%
                                                  ------------                     ------------
    Gross Profit                                        91,372            30.6%          80,256             28.9%

Direct store expenses                                   69,833            23.4%          65,368             23.5%
                                                  ------------                     ------------
    Store Contribution                                  21,539             7.2%          14,888              5.4%

  Selling, general, and administrative expenses         13,965             4.7%          10,043              3.6%
  Loss (gain) on disposal of assets, net                    90             0.0%              (9)             0.0%
  Pre-opening expenses                                   1,459             0.5%           1,917              0.7%
  Restructuring and asset impairment charges, net        1,670             0.6%           1,551              0.6%
                                                  ------------                     ------------
      Income from operations                             4,355             1.5%           1,386              0.5%

Loss on early extinguishment of debt                         -             0.0%            (559)            -0.2%
Interest income                                            589             0.2%             324              0.1%
Interest expense                                        (1,854)           -0.6%          (2,167)            -0.8%
                                                  ------------                     ------------
        Income (loss) before income taxes                3,090             1.0%          (1,016)            -0.4%
        Income tax expense                                 205             0.0%             135              0.0%
                                                  ------------                     ------------
          Net income (loss)                       $      2,885             1.0%    $     (1,151)            -0.4%
                                                  ============                     ============

Basic net income (loss) per common share          $       0.10                     $      (0.04)
                                                  ============                     ============

Weighted-average number of
 common shares outstanding                              28,970                           28,554
                                                  ============                     ============

Diluted net income (loss) per common share        $       0.10                     $      (0.04)
                                                  ============                     ============

Weighted-average number of
 common shares outstanding, assuming dilution           29,542                           28,554
                                                  ============                     ============

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                                           APRIL 1,
                                                                             2006        DECEMBER 31,
                                                                          (unaudited)       2005
                                                                         ------------    ------------
ASSETS
Current Assets:
     Cash and cash equivalents                                           $     39,110    $     35,250
     Short-term investments                                                    21,406          14,522
     Inventories (net of reserves of $991 and $960, respectively)              65,700          63,056
     Accounts Receivable (net of allowance for doubtful accounts of
      $159 and $190, respectively)                                              3,291           4,006
     Prepaid expenses and other current assets                                  6,764           5,962
                                                                         ------------    ------------
         Total current assets                                                 136,271         122,796

Property and equipment, net                                                   177,919         178,867
Goodwill, net                                                                 105,124         105,124
Other intangible assets, net                                                    6,016           6,122
Deposits and other assets                                                       5,640           5,897
Deferred tax asset                                                                 64              64
                                                                         ------------    ------------
              Total assets                                               $    431,034    $    418,870
                                                                         ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                    $     59,581    $     56,078
     Book overdraft                                                            22,590          23,351
     Accrued Liabilities                                                       54,635          53,354
     Current portion of debt, capital leases, and financing obligations           606             614
                                                                         ------------    ------------
         Total current liabilities                                            137,412         133,397

Long-term debt, capital leases and financing obligations                      148,064         148,181
Other long-term obligations                                                    28,262          27,750
                                                                         ------------    ------------
              Total liabilities                                               313,738         309,328
                                                                         ------------    ------------
Stockholders' equity:
     Preferred stock, $.001 par value; 5,000,000 shares authorized;
      no shares issued and outstanding                                              -               -
     Common stock; $0.001 par value; 60,000,000 shares authorized,
      31,506,925 and 31,036,834 shares issued; 28,881,202 and
      29,059,034 outstanding, respectively                                         31              31
     Treasury stock, at cost: 2,656,330 and 1,977,800 shares as of
      April 1, 2006 and December 31, 2005, respectively                       (37,138)        (24,999)
     Additional paid-in capital                                               231,650         226,645
     Note receivable, related party                                                 -         (12,051)
     Accumulated deficit                                                      (78,439)        (81,324)
     Accumulated other comprehensive income                                     1,192           1,240
                                                                         ------------    ------------
         Total stockholders' equity                                           117,296         109,542
                                                                         ------------    ------------
              Total liabilities and stockholders' equity                 $    431,034    $    418,870
                                                                         ============    ============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)

                                                                              THREE MONTHS ENDED
                                                                         ----------------------------
                                                                           APRIL 1,        APRIL 2,
                                                                             2006             2005
                                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                      $      2,885    $     (1,151)
Adjustments to reconcile net income (loss) income to net cash provided by operating activities:
    Depreciation and amortization                                               6,687           6,735
    Loss (gain) on disposal of property and equipment                              90              (9)
    Deferred tax benefit                                                            -              (2)
    Restructuring and asset impairment charges, net                             1,670           1,551
    Interest on related party receivable                                          (88)           (156)
    Stock-based compensation                                                      778             104
    Accretion of debt issuance costs                                              156             259
    Loss on early extinguishment of debt                                            -             559
  Change in assets and liabilities, net                                         1,003             645
                                                                         ------------    ------------
       Net cash provided by operating activities                               13,181           8,535

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (5,759)         (6,171)
  Purchase of short-term investments                                          (21,410)              -
  Proceeds from the sale of short-term investments                             14,522           9,645
  Proceeds from sale of property and equipment                                     24              17
                                                                         ------------    ------------
       Net cash (used in) provided by investing activities                    (12,623)          3,491

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in book overdraft                                                 (760)         (1,991)
  Repayments on notes payable, long-term debt and capital leases                 (125)           (117)
  Proceeds from issuance of common stock, net                                   4,227             634
                                                                         ------------    ------------
       Net cash provided by (used in) financing activities                      3,342          (1,474)

Effect of exchange rate changes on cash                                           (40)            (60)
                                                                         ------------    ------------
Net increase in cash and cash equivalents                                       3,860          10,492
Cash and cash equivalents at beginning of period                               35,250          30,671
                                                                         ------------    ------------
Cash and cash equivalents at end of period                               $     39,110    $     41,163
                                                                         ============    ============

Certain prior period information has been reclassified to conform to the current presentation.

WILD OATS MARKETS, INC.
SELECTED ADDITIONAL FINANCIAL INFORMATION
(in thousands)
(unaudited)

RECONCILIATION OF NON GAAP FINANCIAL INFORMATION

                                                                              THREE MONTHS ENDED
                                                                         ----------------------------
                                                                           April 1,        April 2,
                                                                             2006             2005
                                                                         ------------    ------------
Net income (loss)                                                        $      2,885    $     (1,151)
Interest expense, net of interest income                                        1,265           1,843
Income tax expense                                                                205             135
Depreciation and amortization                                                   6,687           6,735
                                                                         ------------    ------------
     EBITDA                                                                    11,042           7,562
Loss on early extinguishment of debt                                                -             559
Loss (gain) on asset disposals, net                                                90              (9)
Stock-based compensation expense                                                  778             104
Restructuring and asset impairment charges, net                                 1,670           1,551
                                                                         ------------    ------------
     EBITDA, as adjusted                                                 $     13,580    $      9,767
                                                                         ============    ============

EBITDA as a percentage of sales                                                   3.7%            2.7%
                                                                         ------------    ------------

EBITDA, as adjusted, as a percentage of sales                                     4.6%            3.5%
                                                                         ------------    ------------

2005 RECLASSIFICATION IN 2006

                                                        1Q                                               2Q
                                   ---------------------------------------------    ---------------------------------------------
   Statement of Operations         As Reported       Changes        Reclassified    As Reported       Changes        Reclassified
--------------------------------   ------------    ------------     ------------    ------------    ------------     ------------
Operating expenses:
  Direct store expenses                  60,371           4,997           65,368          60,724           5,788           66,512
     As a percent of sales                 21.7%            1.8%            23.5%           21.3%            2.0%            23.4%
  Selling, general and
   administrative expenses               15,040          (4,997)          10,043          17,201          (5,788)          11,413
     As a percent of sales                  5.4%           -1.8%             3.6%            6.0%           -2.0%             4.0%

                                                       3Q                                                4Q
                                   ---------------------------------------------    ---------------------------------------------
                                   As Reported       Changes        Reclassified    As Reported       Changes        Reclassified
                                   ------------    ------------     ------------    ------------    ------------     ------------
Operating expenses:
  Direct store expenses                  62,086           5,409           67,495          59,641           5,058           64,699
     As a percent of sales                 22.3%            1.9%            24.2%           21.1%            1.8%            22.9%
  Selling, general and
   administrative expenses               16,644          (5,409)          11,235          17,674          (5,058)          12,616
     As a percent of sales                  6.0%           -1.9%             4.0%            6.3%           -1.8%             4.5%

                                                     YTD 2005
                                   ---------------------------------------------
                                   As Reported       Changes        Reclassified
                                   ------------    ------------     ------------
Operating expenses:
  Direct store expenses                 242,822          21,252          264,074
     As a percent of sales                 21.6%            7.6%            23.5%
  Selling, general and
   administrative expenses               66,559         (21,252)          45,307
     As a percent of sales                  5.9%           -7.6%             4.0%